Exhibit 10.1

June 6, 2023

Blue Ocean Acquisition Corp

2 Wisconsin Circle,

7th Floor

Chevy Chase, MD 20815

Re: Amended and Restated Letter Agreement

Ladies and Gentlemen:

This letter agreement (this “Amended Letter Agreement”) is being delivered to you in connection with that certain Agreement and Plan of Merger, dated as of the date hereof (the “BCA”), by and among Blue Ocean Acquisition Corp, a Cayman Islands exempted company (“BOCN”), The News Lens Co., Ltd., a Cayman Islands exempted company (“TNL”), and TNL Mediagene, a Cayman Islands exempted company and wholly-owned subsidiary of TNL (“Merger Sub,” and collectively with TNL, the “Company”), and hereby amends and restates in its entirety that certain letter, dated December 2, 2021, from Blue Ocean Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), Apollo SPAC Fund I, L.P., a fund managed by affiliates of Apollo Global Management, Inc. (“Apollo”), each of the undersigned individuals, each of whom is a member of BOCN’s board of directors (the “Board”), management team and/or advisory board (each, an “Insider” and collectively, the “Insiders”) and the other persons party thereto (the “Other Investors”) to BOCN (the “Prior Letter Agreement”). Certain capitalized terms used herein are defined in paragraph 11 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the BCA.

In order to induce the Company and BOCN to enter into the BCA and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor, Apollo, each Insider and each Other Investor, each hereby agrees, severally but not jointly, with BOCN as follows:

1.

(a) The Sponsor and each Insider hereby unconditionally and irrevocably agrees: (i) that at any duly called meeting of the shareholders of BOCN (or any adjournment or postponement thereof), and in any action by written consent of the shareholders of BOCN requested by the Board or undertaken in furtherance of the transactions contemplated by the BCA (the “Transactions”), the Sponsor and each such Insider shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its, his or her Capital Shares to be counted as present thereat for purposes of establishing a quorum, and it, he or she shall vote or consent (or cause to be voted or consented, including in any action by written consent), in person or by proxy, all of its, his or her Capital Shares: (A) in favor of the adoption of the BCA and approval of the Transactions (and any actions required in furtherance thereof) and approval of the Extension Proposal; (B) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant, obligation or agreement of BOCN contained in the BCA; (C) in favor of any other proposals set forth in BOCN’s proxy statement to be filed by BOCN with the SEC relating to the Transactions (including any proxy supplements thereto, the “Proxy Statement”); and (D) against the following actions or proposals: (1) any SPAC Alternative Transaction or any proposal in opposition to approval of the BCA or in competition with or inconsistent with the BCA; and (2)(I) any change in the present capitalization of BOCN or any amendment of the amended and restated memorandum and articles of association of BOCN (as amended to the date hereof, the “BOCN Articles”), except to the extent expressly contemplated by the BCA (including the Extension Proposal), (II) any liquidation, dissolution or other change in BOCN’s corporate structure or business, (III) any action, proposal, transaction or agreement that would result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Sponsor or such Insider under this Amended Letter Agreement or (IV) any other action or proposal involving BOCN or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions; and (ii) not to redeem, elect to redeem or tender or submit any of the Capital Shares owned by it, him or her for redemption in connection with such shareholder approval or proposed Business Combination, or in connection with any vote to amend the BOCN Articles.

(b) Apollo and each Other Investor hereby unconditionally and irrevocably agrees: (i) that at any duly called meeting of the shareholders of BOCN (or any adjournment or postponement thereof), and in any action by written consent of the shareholders of BOCN requested by the Board or undertaken in furtherance of the Transactions, Apollo and each such Other Investor shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its, his or her Founder Shares to be counted as present thereat for purposes of establishing a quorum, and it, he or she shall vote or consent (or cause to be voted or consented, including in any action by written consent), in person or by proxy, all of its, his or her Founder Shares; (A) in favor of the adoption of the BCA and approval of the Transactions (and any actions required in furtherance thereof) and approval of the Extension Proposal; (B) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant, obligation or agreement of BOCN contained in the BCA; (C) in favor of any other proposals set forth in the Proxy Statement; and (D) against the following actions or proposals: (1) any SPAC Alternative Transaction or any proposal in opposition to approval of the BCA or in competition with or inconsistent with the BCA; and (2)(I) any change in the present capitalization of BOCN or any amendment of the BOCN Articles, except to the extent expressly contemplated by the BCA (including the Extension Proposal), (II) any liquidation, dissolution or other change in BOCN’s corporate structure or business, (III) any action, proposal, transaction or agreement that would result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Sponsor or such Insider under this Amended Letter Agreement or (IV) any other action or proposal involving BOCN or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions; and (ii) not to redeem, elect to redeem or tender or submit any of the Founder Shares owned by it, him or her for redemption in connection with such shareholder approval or proposed Business Combination, or in connection with any vote to amend the BOCN Articles.

(c) Prior to any valid termination of the BCA, (i) the Sponsor, Apollo, each Insider and each Other Investor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Transactions on the terms and subject to the conditions set forth in the BCA, and (ii) the Sponsor and each Insider shall be bound by and comply with Sections 8.05 (Confidentiality; Publicity) and 8.03 (Exclusivity) of the BCA (and any relevant definitions contained in any such sections) as if such person were a signatory to the BCA with respect to such provisions and each reference to “SPAC” contained in Section 8.03(b) of the BCA (other than Section 8.03(b)(i) or for purposes of the definition of SPAC Alternative Transaction Proposal) also referred to Sponsor and each Insider.

(d) If BOCN seeks to consummate a proposed Business Combination by engaging in a tender offer, the Sponsor, Apollo, each Insider and each Other Investor agrees that it, he or she will not sell or tender any Capital Shares owned by it, him or her in connection therewith.

(e) The obligations of the Sponsor, Apollo, each Insider and each Other Investor specified in this paragraph 1 shall apply whether or not the Merger, any of the Transactions or any action described above is recommended by the Board.

2.  The Sponsor and each Insider hereby agrees that in the event that BOCN fails to consummate a Business Combination within 18 months (or up to 21 months if the period of time to consummate a business combination is extended) from the closing of the Public Offering or such later period as may be approved by BOCN’s shareholders in accordance with the BOCN Articles (the “Completion Window”), the Sponsor and each Insider shall take all reasonable steps to cause BOCN to: (a) cease all operations except for the purpose of winding up; (b) as promptly as reasonably possible but not more than 10 Business Days thereafter, subject to lawfully available funds therefor, redeem 100% of the Class A Ordinary Shares sold as part of the Units in the Public Offering (including Class A Ordinary Shares sold as part of the Units purchased in the Public Offering by Apollo) (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to BOCN to pay its franchise and income taxes as well as any expenses related to the administration of the Trust Account (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish all of the Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (c) as promptly as reasonably possible following such redemption, subject to the approval of BOCN’s remaining shareholders and the Board, dissolve and liquidate, subject in each case to BOCN’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. The Sponsor and each Insider agree not to propose any amendment to the BOCN Articles (A) to modify the substance or timing of BOCN’s obligation to allow redemption in connection with its initial Business Combination or redeem 100% of the Offering Shares if BOCN does not complete a Business Combination within the Completion Window or (B) with respect to any other provision of the BOCN Articles relating to shareholders’ rights or pre-initial Business Combination activity, unless BOCN provides its Public Shareholders (including Apollo) with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to BOCN to pay its franchise and income taxes as well as any expenses related to the administration of the Trust Account, divided by the number of then outstanding Offering Shares.

The Sponsor, Apollo, each Insider and each Other Investor acknowledge that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of BOCN as a result of any liquidation of BOCN with respect to the Founder Shares held by it, him or her. The Sponsor and each Insider hereby further waive, with respect to any Class A Ordinary Shares held, and Apollo and each Other Investor hereby further waive solely with respect to the Founder Shares (including any Class A Ordinary Shares into which such Founder Shares have converted) held, by it, him or her, if any, any redemption rights it, he or she may have in connection with (x) the consummation of a Business Combination, including, without limitation, any such rights available in the context of a shareholder vote to approve such Business Combination or in the context of a tender offer made by BOCN to purchase Class A Ordinary Shares or (y) a shareholder vote to amend the BOCN Articles (A) to modify the substance or timing of BOCN’s obligation to allow redemption in connection with its initial Business Combination or redeem 100% of the Offering Shares if BOCN does not complete a Business Combination within the Completion Window or (B) with respect to any other provision of the BOCN Articles relating to shareholders’ rights or pre-initial Business Combination activity (although the Sponsor, the Insiders and their respective affiliates shall be entitled to redemption and liquidation rights with respect to any Offering Shares it, he, she or they hold if BOCN fails to consummate a Business Combination within the Completion Window).

3.  Without limiting their obligations under paragraph 6. below, during the period commencing on the date hereof and ending on the earlier of (a) the valid termination of the BCA or (b) the Closing, (x) the Sponsor, each Insider and each Other Investor shall not, without the prior written consent of TNL, (I) Transfer any Units, Capital Shares, warrants (each a “Warrant”) to purchase Capital Shares or any securities convertible into, or exercisable or exchangeable for Capital Shares owned by it, him or her, (II) grant any proxies or powers of attorney or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Capital Shares), or enter into any other agreement, with respect to any Capital Shares, in each case, other than as set forth in this Amended Letter Agreement, the BCA, Transaction Agreements or the voting and other arrangements under the organizational documents of BOCN, (III) take any action that would reasonably be expected to make any representation or warranty herein untrue or incorrect, or would reasonably be expected to have the effect of preventing or disabling any of the Sponsor, any Insider or any Other Investor from performing its obligations hereunder, or (IV) commit or agree to take any of the foregoing actions, and (y) Apollo shall not, without the prior written consent of TNL, (I) Transfer any Founder Shares, warrants to purchase Founder Shares or any securities convertible into, or exercisable or exchangeable for Founder Shares owned by it, (II) grant any proxies or powers of attorney or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Founder Shares), or enter into any other agreement, with respect to any Founder Shares, in each case, other than as set forth in this Amended Letter Agreement, the BCA, Transaction Agreements or the voting and other arrangements under the organizational documents of BOCN, (III) take any action that would reasonably be expected to make any representation or warranty herein untrue or incorrect, or would reasonably be expected to have the effect of preventing or disabling Apollo from performing its obligations hereunder, or (IV) commit or agree to take any of the foregoing actions. Any action attempted to be taken in violation of the preceding sentence will be null and void. In the event that: (i) any Capital Shares, Warrants or other equity securities of BOCN are issued to the Sponsor, Apollo, any Insider or any Other Investor after the date hereof pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Capital Shares of, on or affecting the Capital Shares owned by the Sponsor, Apollo or any Insider or Other Investor or otherwise; (ii) the Sponsor, Apollo, any Insider or any Other Investor purchases or otherwise acquires beneficial ownership of any Capital Shares, Warrants or other equity securities of BOCN after the date hereof; or (iii) the Sponsor, Apollo, any Insider or any Other Investor acquires the right to vote or share in the voting of any Capital Shares, Warrants or other equity securities of BOCN after the date hereof (such Capital Shares, Warrants or other equity securities of BOCN described in clauses (i), (ii) and (iii), the “New Shares”), then such New Shares acquired or purchased by the Sponsor, Apollo, any Insider or any Other Investor shall be subject to the terms of this paragraph 3 and paragraph 1 to the same extent as if they constituted the Capital Shares, Warrants or other equity securities of BOCN owned by the Sponsor, Apollo, any Insider or any Other Investor as of the date hereof; provided that any New Shares acquired or purchased by Apollo shall only be subject to the terms of this paragraph 3 to the extent they are Founder Shares.

4.  In the event of the liquidation of the Trust Account, the Sponsor (which for purposes of clarification shall not extend to any other shareholders, members or managers of the Sponsor) agrees to indemnify and hold harmless BOCN against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which BOCN may become subject as a result of any claim by (i) any third party for services rendered or products sold to BOCN or (ii) a prospective target business with which BOCN has entered into an acquisition agreement (a “Target”); provided, however, that such indemnification of BOCN by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered or products sold to BOCN or a Target do not reduce the amount of funds in the Trust Account to below (i) $10.20 per Offering Share or (ii) such lesser amount per Offering Share held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case, net of the amount of interest earned on the property in the Trust Account which may be withdrawn to pay taxes and expenses related to the administration of the Trust Account, except as to any claims by a third party (including a Target) who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under BOCN’s indemnity of the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. In the event that any such executed waiver is deemed to be unenforceable against such third party, the Sponsor shall not be responsible to the extent of any liability for such third party claims. The Sponsor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to BOCN if, within 15 days following written receipt of notice of the claim to the Sponsor, the Sponsor notifies BOCN in writing that it shall undertake such defense. For the avoidance of doubt, none of BOCN’s officers or directors will indemnify BOCN for claims by third-parties, including, without limitation, claims by vendors and prospective target businesses.

5.  The Sponsor, Apollo, each Insider and each Other Investor hereby agrees and acknowledges that: (i) BOCN and, prior to any valid termination of the BCA, the Company would be irreparably injured in the event of a breach by such Sponsor, Apollo, Insider or Other Investor of its, his or her obligations under of this Amended Letter Agreement, to the extent applicable to such party, (ii) monetary damages are not an adequate remedy for such breach, (iii) the non-breaching party shall be entitled to injunctive relief to prevent breaches of this Amended Letter Agreement and to specific performance of the terms hereof, in addition to any other remedy that such party may have in law or in equity, in the event of such breach, (iv) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (v) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law.

6.

(a) From and after the Closing, Sponsor, Apollo, each Insider and each Other Investor agrees that it, he or she shall not Transfer (to the extent such Earn-Out Shares have been issued to Sponsor, Apollo, each Insider and each Other Investor in accordance with paragraph 7 below):

1.	50% of its, his or hers Earn-Out Shares until the earlier of: (A) one year after the Closing; or (B) (x) if the closing price of the Company Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and other similar transactions) for any 20 Trading Days within any 30-Trading Day period commencing at least 150 days after the Closing or (y) the date after the Closing on which TNL completes a liquidation, merger, capital share exchange, reorganization or other similar transaction that results in all of TNL’s shareholders having the right to exchange their Company Ordinary Shares for cash, securities or other property; and

2.	the remaining 50% of its, his or hers Earn-Out Shares until two years after the Closing (the time periods described in paragraph 6(a)(1) and (2), the “Earn-Out Shares Lock-up Period”).

(b) The Sponsor and Apollo agree that it shall not Transfer any Private Placement Warrants (or Class A Ordinary Shares issued or issuable upon the exercise of the Private Placement Warrants), until 30 days after the completion of a Business Combination (the “Private Placement Warrants Lock-up Period” and, together with the Earn-Out Shares Lock-up Period, the “Lock-up Periods”).

(c) Notwithstanding the provisions set forth in paragraphs 3 and 6(a) and 6(b): (i) upon the valid termination of the BCA, the following Transfers of the Founder Shares, Private Placement Warrants and Class A Ordinary Shares issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Founder Shares, as applicable, and that are held by the Sponsor, Apollo, an Insider, an Other Investor or any of their permitted transferees (that have complied with this paragraph 6(c)), are permitted: (A) to BOCN’s officers, directors, any affiliates or family members of any of BOCN’s officers, directors, any member of the Sponsor or any affiliates of the Sponsor or of Apollo or of an Other Investor; (B) in the case of an individual, transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (C) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, transfers pursuant to a qualified domestic relations order; (E) transfers by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the securities were originally purchased; (F) transfers in the event of BOCN’s liquidation prior to the completion of an initial Business Combination; (G) transfers by virtue of the laws of the Cayman Islands or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; and (H) in the event of BOCN’s liquidation, merger, capital share exchange, reorganization or other similar transaction which results in all of BOCN’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property subsequent to the completion of BOCN’s initial Business Combination; provided, however, that in the case of clauses (A) through (H), these permitted transferees must enter into a written agreement agreeing to be bound by the restrictions herein; and (ii) during the period commencing on the date hereof and ending on the expiration of the applicable Lock-up Periods, the following Transfers of the Earn-Out Shares, Private Placement Warrants and Class A Ordinary Shares or Company Ordinary Shares issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Earn-Out Shares, as applicable, and that are held by the Sponsor, Apollo, an Insider, an Other Investor or any of their permitted transferees (that have complied with this paragraph 6(c)), are permitted: (1) to BOCN’s officers, directors, any affiliates or family members of any of BOCN’s officers, directors, any member of the Sponsor or any affiliates of the Sponsor or of Apollo or of an Other Investor; (2) in the case of an individual, transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (3) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; (4) in the case of an individual, transfers pursuant to a qualified domestic relations order; provided, however, that any permitted transferee must enter into a written agreement with BOCN (if such Transfer occurs prior to the Closing) or TNL (if such Transfer occurs subsequent to the Closing) agreeing to be bound by the transfer restrictions and other obligations herein.

(d) Sponsor, Apollo, each Insider and each Other Investor (collectively representing a majority of the outstanding Founder Shares) each hereby waives, on behalf of itself, himself, herself and the holders of all Founder Shares, pursuant to and in compliance with the provisions of the BOCN Articles, any adjustment to the conversion ratio set forth in Section 17 of the BOCN Articles, and any rights to other anti-dilution protections with respect to the Founder Shares, that may result from the PIPE Financing and/or the consummation of the Transactions.

(e) Sponsor, Apollo, each Insider and each Other Investor each hereby agrees that, until such time as all the restrictions set forth in paragraph 6 shall have expired, any certificate or book-entry representing Earn-Out Shares (to the extent issued) or Private Placement Warrants shall bear a legend referencing that such shares or warrants are subject to restrictions set forth in this Agreement, and any transfer agent for TNL will be given appropriate stop transfer orders that will be applicable until no Lock-Up Periods apply thereto.

7.

(a)  At the Closing, (i) by virtue of and as part of the agreed consideration for the exchange of Founder Shares pursuant to the Merger and without any further action on the part of any party hereto or any other person, each Founder Share held by the Sponsor, Apollo, each Insider and each Other Investor (A) shall be converted automatically into the right to receive one Company Ordinary Share to be issued at the times and subject to the conditions set forth in paragraph 7(b) (all such Company Ordinary Shares, collectively, the “Earn-Out Shares”), and (B) shall no longer be outstanding and shall automatically be canceled by virtue of the Merger and each former holder of Founder Shares shall thereafter cease to have any rights with respect to such securities, except as expressly provided herein, and (ii) by virtue of and as part of the agreed consideration for the exchange of Private Placement Warrants pursuant to the Merger and without any further action on the part of any party hereto or any other person, Sponsor and Apollo shall forfeit at Closing 750,000 of their Private Placement Warrants (in a pro rata amount based on the relative number of Private Placement Warrants held by each).

(b)  The Earn-Out Shares shall be issued as follows:

(1)  50% of the Earn-Out Shares (the “First Period Earn-Out Shares”) shall be issued upon the first to occur of any of the following after the Closing Date: (i) a Change of Control (as defined below) (or a definitive agreement providing for a Change of Control has been entered into prior to the expiration of the First Earn-Out Period and such Change of Control is ultimately consummated, even if such consummation occurs after the expiration of the First Earn-Out Period); or (ii) the date that is the 18-month anniversary of the Closing Date (such 18-month period from the Closing Date to the 18-month anniversary thereof, the “First Earn-Out Period”); and

(2)  the remaining 50% of the Earn-Out Shares shall be issued upon the first to occur of any of the following after the Closing Date: (i) a Change of Control (or a definitive agreement providing for a Change of Control has been entered into prior to the expiration of the Second Earn-Out Period and such Change of Control is ultimately consummated, even if such consummation occurs after the expiration of the Second Earn-Out Period); (ii) if revenues reported by the Company during any trailing twelve-month period equal or exceed $77,500,000 in aggregate (inclusive of any and all acquisitions consummated by the Company after the Closing Date); or (iii) the date that is the three-year anniversary of the Closing Date (such three year period from the Closing Date to the three year anniversary thereof, the “Second Earn-Out Period”).

8.  The Sponsor and each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to BOCN (including any such information included in the Prospectus) is true and accurate in all respects and does not omit any material information with respect to the Insider’s background. The questionnaire of the Sponsor and each Insider furnished to BOCN is true and accurate in all respects. The Sponsor and each Insider represents and warrants that: (a) it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; and (b) it, he or she has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person or (iii) pertaining to any dealings in any securities and it, he or she is not currently a defendant in any such criminal proceeding.

9.  Except as disclosed in the Prospectus, neither the Sponsor, Insider, affiliate of the Sponsor nor any director or officer of BOCN shall receive from BOCN any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of BOCN’s initial Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination: (a) repayment of a loan and advances of up to an aggregate of $300,000 made to BOCN by the Sponsor; (b) reimbursement for any out-of-pocket expenses related to BOCN’s formation and Public Offering and to identifying, investigating and completing an initial Business Combination; (c) repayment of loans, if any, and on such terms as to be determined by BOCN from time to time, made by the Sponsor or any of BOCN’s officers or directors to finance transaction costs in connection with an intended initial Business Combination, provided, that, if BOCN does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by BOCN to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment; and (d) payments to the Sponsor, any Insiders or their respective affiliates in connection with the successful completion of BOCN’s initial Business Combination. Up to $1,500,000 of the loans may be convertible into warrants at a price of $1.00 per Warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period.

10.   The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Amended Letter Agreement and, as applicable, to serve as an officer and/or a director on the Board.

11.   As used herein, the following terms shall have the respective meanings set forth below:

(a) “Business Combination” shall mean a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving BOCN and one or more businesses;

(b) “Capital Shares” shall mean, collectively, the Class A Ordinary Shares and the Founder Shares;

(c) “Change of Control” shall mean the occurrence in a single transaction or as a result of a series of related transactions, of one or more of the following events: (i) any person or any group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (a “Group”) (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of TNL in substantially the same proportions as their ownership of stock of TNL) is or becomes the beneficial owner, directly or indirectly, of securities of TNL representing more than fifty percent (50%) of the combined voting power of TNL’s then outstanding voting securities; (ii) a merger, consolidation, reorganization or similar business combination transaction involving TNL, and, immediately after the consummation of such transaction or series of transactions, the voting securities of TNL immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the person resulting from such transaction or series of transactions or, if the surviving company is a subsidiary, the ultimate parent thereof; or (iii) the sale, lease or other disposition, directly or indirectly, by TNL of all or substantially all of the assets of TNL and its subsidiaries, taken as a whole, other than such sale or other disposition by TNL of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to an entity at least a majority of the combined voting power of the voting securities of which are owned by stockholders of TNL;

(d) “Class A Ordinary Shares” shall mean the Class A ordinary shares, par value $0.0001 per share, of BOCN;

(e) “Founder Shares” shall mean the 4,743,750 shares of BOCN’s Class B ordinary shares, par value $0.0001 per share, owned by the Sponsor, Apollo, the Insiders and the Other Investors;

(f)   “Private Placement Warrants” shall mean (i) prior to the Closing, the warrants to purchase up to 9,225,000 Class A Ordinary Shares held by the Sponsor and Apollo and (ii) at any time following the Closing, the warrants to purchase up to 8,475,000 Company Ordinary Shares held by the Sponsor and Apollo;

(g) “Prospectus” shall mean the registration statement on Form S-1 and prospectus filed by BOCN with the SEC in connection with the Public Offering;

(h) “Public Offering” shall mean the underwritten initial public offering of 18,975,000 of BOCN’s units (the “Units”), each comprised of one Class A Ordinary Share and one-half of one redeemable Warrant;

(i) “Public Shareholders” shall mean the holders of securities issued in the Public Offering (including to Apollo);

(j) “Trading Day” shall mean any day on which Company Ordinary Shares are actually traded on the principal securities exchange or securities market on which Company Ordinary Shares are then traded.

(k) “Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option, right or warrant to purchase or otherwise transfer or dispose of or agreement to transfer or dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii); and

(l) “Trust Account” shall mean the trust account into which a portion of the net proceeds of the Public Offering and the sale of the Private Placement Warrants has been deposited.

12.   This Amended Letter Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, the Prior Letter Agreement. This Amended Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by (a) Apollo and each Insider or Other Investor that is the subject of any such change, amendment, modification or waiver, (b) the Sponsor and (c) TNL, it being acknowledged and agreed that TNL’s execution of such an instrument will not be required after any valid termination of the BCA.

13.   Except as otherwise provided herein, no party hereto may assign either this Amended Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties and TNL (except that, following any valid termination of the BCA, no consent from TNL shall be required). Any purported assignment in violation of this paragraph 13 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Amended Letter Agreement shall be binding on BOCN, the Sponsor, Apollo, each Insider, each Other Investor and their respective successors, heirs and assigns and permitted transferees.

14.   Nothing in this Amended Letter Agreement shall be construed to confer upon, or give to, any person or entity other than the parties hereto (and, prior to any valid termination of the BCA, TNL) any right, remedy or claim under or by reason of this Amended Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Amended Letter Agreement shall be for the sole and exclusive benefit of the parties hereto (and, prior to any valid termination of the BCA, TNL) and their successors, heirs, personal representatives and assigns and permitted transferees. Notwithstanding anything herein to the contrary, each of BOCN, the Sponsor, Apollo, each Insider and each Other Investor acknowledges and agrees that TNL is an express third party beneficiary of this Amended Letter Agreement and may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the provisions set forth in this Amended Letter Agreement as though directly party hereto.

15.   This Amended Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

16.   This Amended Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amended Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amended Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

17.   This Amended Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Amended Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

18.   Any notice, consent or request to be given in connection with any of the terms or provisions of this Amended Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or electronic transmission to the receiving party’s address or email address set forth above or on the receiving party’s signature page hereto; provided that any such notice, consent or request to be given to BOCN or TNL at any time prior to the valid termination of the BCA shall be given in accordance with the terms of Section 11.02 (Notices) of the BCA.

19.   Each party hereto shall not be liable for any breaches or misrepresentations contained in this Amended Letter Agreement by any other party to this Amended Letter Agreement (including, for the avoidance of doubt, any Insider with respect to any other Insider), and no party shall be liable or responsible for the obligations of another party, including, without limitation, indemnification obligations and notice obligations.

20.   Each of the Sponsor, Apollo, the Insiders and the Other Investors hereby represents and warrants, severally and not jointly, as to itself, himself or herself only, to BOCN and the Company as follows:

(a) if such person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Amended Letter Agreement and the consummation of the transactions contemplated hereby are within such person’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such person;

(b) if such person is an individual, such person has full legal capacity, right and authority to execute and deliver this Amended Letter Agreement and to perform his or her obligations hereunder;

(c) this Amended Letter Agreement has been duly authorized, executed and delivered by such person and, assuming due authorization, execution and delivery by the other parties to this Amended Letter Agreement, this Amended Letter Agreement constitutes a legally valid and binding obligation of such person, enforceable against such person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

(d) the execution and delivery of this Amended Letter Agreement by such person does not, and the performance by such person of its, his or her obligations hereunder will not: (i) if such person is not an individual, conflict with or result in a violation of the organizational documents of such person; or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any contract binding upon such person or such person’s Founder Shares or Private Placement Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such person of its, his or her obligations under this Amended Letter Agreement;

(e) there are no Actions pending against such person, or to the knowledge of such person, threatened against such person, before (or, in the case of threatened Actions that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such person of its, his or her obligations under this Amended Letter Agreement;

(f)   except for fees described in Section 5.07 of the SPAC Disclosure Letter, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such person, BOCN, any of its Subsidiaries or any of their respective Affiliates in connection with the BCA or this Amended Letter Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such person, on behalf of such person, for which BOCN, the Company or any of their respective affiliates would have any obligations or liabilities of any kind or nature;

(g) such person has had the opportunity to read the BCA and this Amended Letter Agreement and has had the opportunity to consult with its tax and legal advisors;

(h) such person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such person’s obligations hereunder;

(i) except as otherwise described in this Amended Letter Agreement, such person has the direct and indirect interest in all of its, his or her Class A Ordinary Shares, Warrants, Founder Shares and Private Placement Warrants, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities (other than transfer restrictions under the Securities Act) affecting such securities, other than pursuant to: (1) this Amended Letter Agreement; (2) the BOCN Articles; (3) the BCA; (4) the Registration Rights Agreement; or (5) any applicable securities laws);

(j) the Founder Shares and Private Placement Warrants listed on Annex A are the only equity securities in BOCN (including, without limitation, any equity securities convertible into, or which can be exercised or exchanged for, equity securities of BOCN) owned of record or beneficially owned by such person as of the date hereof and such person has the sole power to dispose of (or the sole power to cause the disposition of) and the sole power to vote (or the sole power to direct the voting of) such Founder Shares and Private Placement Warrants, and none of such Founder Shares or Private Placement Warrants is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares or Private Placement Warrants, except as provided in this Amended Letter Agreement; such person hereby agrees to supplement Annex A from time to time to the extent that such person acquires additional securities in BOCN; and

(k) such person is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the “issuer” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

21.   This Amended Letter Agreement shall terminate on: (a) the termination of the BCA pursuant to Article X thereof (in which case this Amended Letter Agreement shall be of no force or effect and shall revert to the Prior Letter Agreement); or (b) if the Closing occurs, the earlier of: (i) the liquidation of TNL and (ii) the latter of the expiration of all Lock-up Periods and the issuance of all Earn-Out Shares in accordance with paragraph 7; provided, however, that paragraph 4 of this Amended Letter Agreement shall survive any liquidation of TNL for a period of six years; provided, further, that no such termination (including one that results in a reversion to the Prior Letter Agreement under clause (a) above) shall relieve the Sponsor, Apollo, any Insider, any Other Investor or BOCN from any liability resulting from a willful breach of this Amended Letter Agreement occurring prior to such termination.

22.   Other than in connection with the Transactions, if, and as often as, there are any changes in the Class A Ordinary Shares, the Founder Shares or the Private Placement Warrants by way of share split, share dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Amended Letter Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to BOCN, BOCN’s successor or the surviving entity of such transaction, the Class A Ordinary Shares, the Founder Shares or the Private Placement Warrants, each as so changed.

23.   Nothing in this Amended Letter Agreement shall be construed to impose any obligation or limitation on votes or actions taken by any director, officer, employee, agent or other representative of any of the Sponsor, Apollo, the Insiders and the Other Investors or by any of the Sponsor, Apollo, the Insiders and the Other Investors that is a natural person, in each case, in its, his or her capacity as a director, officer, employee, agent or other representative of BOCN. Each of the Sponsor, Apollo, the Insiders and the Other Investors is executing this Agreement solely in such capacity as a record or beneficial holder of Capital Shares.

24.   Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may reasonably be requested in writing by another party hereto.

25.   Each of the Sponsor, Apollo, the Insiders and the Other Investors consents to and authorizes TNL and BOCN, as applicable, to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Authority or applicable securities exchange, and any press release or other disclosure document that TNL or BOCN, as applicable, reasonably determines to be necessary or advisable in connection with the Merger or any other transactions contemplated by the BCA or this Amended Letter Agreement, the ownership of the Capital Shares, the existence of this Amended Letter Agreement and the nature of the commitments and obligations of the Sponsor, Apollo, the Insiders and the Other Investors hereunder, and the Sponsor, Apollo, the Insiders and the Other Investors acknowledges that TNL and BOCN may, in their sole discretion, file this Amended Letter Agreement or a form hereof with the SEC or any other Governmental Authority or securities exchange. Sponsor, Apollo, the Insiders and the Other Investors agrees to reasonably promptly give TNL or BOCN, as applicable, any information that is in its possession that TNL or BOCN, as applicable, may reasonably request for the preparation of any such disclosure documents, and Sponsor, Apollo, the Insiders and the Other Investors agrees to reasonably promptly notify TNL and BOCN of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that Sponsor, Apollo, the Insiders and the Other Investors shall become aware that any such information shall have become false or misleading in any material respect.

26.   TNL shall remove, and shall cause to be removed (including by causing its transfer agent to remove), any legends, marks, stop-transfer instructions or other similar notations pertaining to the lock-up arrangements in paragraph 6 from the book-entries evidencing any Earn-Out Shares, at the time when the restrictions set forth in paragraph 6 (as applicable) have expired.

27.   Unless the Transactions shall have been consummated or terminated pursuant to Article X of the BCA, (a) Sponsor shall use its reasonable best efforts to cause BOCN to extend the Business Combination Deadline on a monthly basis for up to nine (9) times by an additional one (1) month each time after September 7, 2023, until June 7, 2024, and (b) Sponsor (or its affiliates or permitted designees) shall deposit into the Trust Account for each such one-month extension of the Business Combination Deadline the lesser of (x) an aggregate of $60,000 or (y) $0.035 per public share that remains outstanding and is not redeemed prior to any such one-month extension.

28.   Each of Sponsor and Apollo hereby irrevocably waive the performance of BOCN’s obligations set forth in Section 6(e) of the Subscription Agreement, dated October 28, 2021, by and among BOCN, Sponsor and Apollo.

(Signature Pages Follow)

Sincerely,

BLUE OCEAN SPONSOR LLC

By:	/s/ Marcus Brauchli
	Name:	Marcus Brauchli
	Title:	Manager

APOLLO SPAC FUND I, L.P.

By:	Apollo SPAC Advisors I, L.P., its general partner

By:	Apollo SPAC Advisors I GP, LLC, its general partner

By:	/s/ William B. Kuesel
	Name:	William B. Kuesel
	Title:	Vice President

Signature Page to Amended Letter Agreement

INSIDERS

/s/ Norman Pearlstine
Name:	Norman Pearlstine

/s/ Matthew Goldberg
Name:	Matthew Goldberg

/s/ Priscilla Han
Name:	Priscilla Han

/s/ Joel Motley
Name:	Joel Motley

/s/ Rohit Dube
Name:	Rohit Dube

/s/ Jae Kang
Name:	Jae Kang

/s/ Gustavo Gusman
Name:	Gustavo Gusman

/s/ Lauren Zalaznick
Name:	Lauren Zalaznick

Signature Page to Amended Letter Agreement

OTHER INVESTORS

/s/ David Gorodyansky
Name:	David Gorodyansky

/s/ Ashwin Parupalli
Name:	Ashwin Parupalli

Signature Page to Amended Letter Agreement

Acknowledged and Agreed:

BLUE OCEAN ACQUISITION CORP

By:	/s/ Richard Leggett
	Name:	Richard Leggett
	Title:	Chief Executive Officer

Signature Page to Amended Letter Agreement

Annex A